Exhibit 99.5

July 22, 2008

Patriot Coal Corporation
12312 Olive Boulevard, Suite 400
St. Louis, MO 63141
Attention:  Joseph W. Bean

Magnum Coal Company
500 Lee Street East
Suite 900
Charleston, WV 25301

Paul Vining
c/oMagnum Coal Company
500 Lee Street East
Suite 900
Charleston, WV 25301

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of April 2, 2008 (the "Merger Agreement"), among Magnum Coal Company (the "Company"), Patriot Coal Corporation ("Parent"), Colt Merger Corporation ("Merger Sub") and ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P., acting jointly, as Stockholder Representative (the "Stockholder Representative").  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Merger Agreement.

The undersigned Designated Stockholders (as defined in the Voting Agreement) desire to cause certain shares of Parent Stock received by such Designated Stockholders pursuant to the Merger Agreement to be directed to Mr. Paul Vining ("Vining") following the lapse of certain restrictions on transfer of shares of Parent Stock contained in the Voting Agreement; provided that Vining is then employed by Parent.  Accordingly, the parties hereto agree as follows:

1.           Delivery of Shares to Vining. Each of the undersigned Designated Stockholders shall (i) on the date that is no later than ten days following the Initial Lock-up Date (as defined in the Voting Agreement) deliver and convey to Vining such Designated Stockholder's Applicable Percentage of the number of shares of Parent Stock equal to the Initial Lock-up Directed Share Amount, (ii) on the date that is no later than ten days following the Second Lock-up Date (as defined in the Voting Agreement) deliver to Vining such Designated

Stockholder's Applicable Percentage of the number of shares of Parent Stock equal to the Second Lock-up Directed Share Amount and (iii) on the date that is no later than ten days following the date that is 360 days following the Effective Time (the "Lock-up Expiration Date") deliver to Vining such Designated Stockholder's Applicable Percentage of the Lock-up Expiration Directed Share Amount; provided, in each case, that Vining is employed by Parent as of the Initial Lock-up Date, the Second Lock-up Date or the Lock-up Expiration Date, as applicable.  Upon termination of Vining's employment for any reason, Vining's right to receive Directed Shares after such date shall terminate.

For purposes of this letter agreement (a) "Initial Lock-up Directed Share Amount" means the number of shares of Parent Stock equal to the quotient obtained by dividing (1) $1,500,000 by (2) the average of the closing price of Parent Stock on the principal stock exchange on which Parent Stock is traded for the 10 consecutive trading days ending five trading days after the Initial Lock-up Date, (b) "Second Lock-up Directed Share Amount" means the number of shares of Parent Stock equal to the quotient obtained by dividing (1) $750,000 by (2) the average of the closing price of Parent Stock on the principal stock exchange on which Parent Stock is traded for the 10 consecutive trading days ending five trading days after the Second Lock-up Date, (c) "Lock-up Expiration Directed Share Amount" means the number of shares of Parent Stock equal to the quotient obtained by dividing (1) $750,000 by (2) the average of the closing price of Parent Stock on the principal stock exchange on which Parent Stock is traded for the 10 consecutive trading days ending five trading days after the Lock-up Expiration Date, (d) "Directed Shares" means the shares of Parent Stock delivered to Vining pursuant to this paragraph 1 of this letter agreement and (e) "Applicable Percentage" for any Designated Stockholder means the percentage set forth opposite such Designated Stockholder's name on Exhibit A hereto.

2.           Acceptance and Acknowledgement by Vining.  Vining hereby accepts the delivery of Directed Shares, if any, as contemplated by paragraph 1 above and acknowledges that any such Directed Shares shall be subject to the terms of the Voting Agreement to the same extent as other shares of Parent Stock received by Vining pursuant to the Merger.  In consideration of the right to receive the shares of Parent Stock pursuant to paragraph 1 above, Vining hereby acknowledges that he shall not be entitled to the transaction bonus under Section 3.1(d) of his current Employment Agreement with the Company dated as of April 15, 2006.  Vining further acknowledges that any Directed Shares delivered to him by an "affiliate" (as defined in Rule 144(a)(1) under the 1933 Act ("Rule 144")) of Parent will be "restricted securities" (as defined in rule 144(a)(3)) and will be subject to applicable requirements under Rule 144, including but not limited to the holding period requirement.

3.           Acknowledgement by Parent.  Parent hereby acknowledges and agrees to the conveyance of the Directed Shares, if any, to Vining.  Parent further agrees that this letter agreement and the transactions contemplated thereby shall not constitute a Transfer from the undersigned to Vining for purposes of Voting Agreement (including Section 1.02(e) and Section 3.01 thereof).

4.           Acknowledgement by the Company.  The Company hereby acknowledges the conveyance of the Directed Shares, if any, to Vining.

5.           Further Assurances.  Each of the parties hereto agrees to execute and deliver, or cause to be executed and delivered, all further documents and instruments and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this letter agreement, including to register the Directed Shares in the name of Vining or his nominee.

6.           Amendments and Waivers.  Any provision of this letter agreement may by amended or waived, if, but only if, such amendment or waiver is in writing and is signed by each of Vining, the Stockholder Representative and Parent.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7.           Governing Law.  This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

8.           Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement or the transactions contemplated hereby shall be brought in any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.10 of the Voting Agreement shall be deemed effective service of process on such party.

9.           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.           No Impact on Employment Relationship.  Nothing in this letter agreement shall impose on Parent an obligation to continue Vining's employment or lessen or affect Parent's right to terminate Vining's employment.

11.           Counterparts; Third Party Beneficiaries.  This letter agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Until and unless each party has received a counterpart of this letter agreement signed by each of the other parties, this letter agreement shall have no effect, and no party shall have any right or obligation under this letter agreement (whether by virtue of any other oral or written agreement or other communication).  This letter agreement shall become effective when each party shall have received a counterpart hereof signed by the other parties.  No provision of this letter agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.  Any such counterpart may be delivered by facsimile or other electronic format (including “.pdf”).

*     *     *     *

Please indicate your agreement with the foregoing by executing a copy of this letter agreement.

Sincerely,

ARCLIGHT ENERGY PARTNERS FUND I, L.P.

By: ArcLight PEF GP, LLC, its General Partner

By: ArcLight Capital Holdings, LLC, its Manager

By:	/s/Daniel R. Revers
Name: Daniel R. Revers
Title: Manager

ARCLIGHT ENERGY PARTNERS FUND II, L.P.

By: ArcLight PEF GP, LLC, its General Partner

By: ArcLight Capital Holdings, LLC, its Manager

By:	/s/Daniel R. Revers
Name: Daniel R. Revers
Title: Manager

CASCADE INVESTMENT, L.L.C.

By:	/s/Michael Larson
Name: Michael Larson
Title: Business manager

CAISSE DE DEPOT ET PLACEMENT DU QUEBEC

By:	/s/Ghislain Gauthier
Name: Ghislain Gauthier
Title: Senior Vice-President

By:	/s/Cyrille Vittecoq
Name: Cyrille Vittecoq
Title: Vice-President, Investments

CITIGROUP CAPITAL PARTNERS II 2006 CITIGROUP INVESTMENT, L.P.

By: Citigroup Private Equity LP, its General partner

By:	/s/Craig Farnsworth
Name: Craig Farnsworth
Title: Vice President

CITIGROUP CAPITAL PARTNERS II EMPLOYEE MASTER FUND, L.P.

By:	/s/Craig Farnsworth
Name: Craig Farnsworth
Title: Vice President

CITIGROUP CAPITAL PARTNERS II ONSHORE, L.P.

By:	/s/Craig Farnsworth
Name: Craig Farnsworth
Title: Vice President

CITIGROUP CAPITAL PARTNERS II CAYMAN HOLDINGS, L.P.

By: Citigroup Private Equity LP, its General partner

By:	/s/Craig Farnsworth
Name: Craig Farnsworth
Title: Vice President

HOWARD HUGHES MEDICAL INSTITUTE

By:	/s/Mark Barnard
Name: Mark Barnard
Title: Managing Director

THE NORTHWESTERN LIFE INSURANCE COMPANY

By:	/s/Howard Stern
Name: Howard Stern
Title: Authorized Representative

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

By: The Stanford Management Company

By:	/s/Mark Hayes
Name: Mark Hayes
Title: Manager, Natural Resources

Agreed to and acknowledged as of the date first above written:

PATRIOT COAL CORPORATION

By:	/s/Joseph W. Bean
Name:	Joseph W. Bean
Title:

MAGNUM COAL COMPANY

By:	/s/Keith St. Clair
Name:	Keith St. Clair
Title:	CFO

/s/Paul Vining__________________________________
Paul Vining

Exhibit A

Designated Stockholder Name	Applicable Percentage

ArcLight Energy Partners Fund I, L.P.	31.84%
ArcLight Energy Partners Fund II, L.P.	25.50%
Cascade Investment, L.L.C.	10.46%
Caisse de Depot et Placement du Quebec	10.03%
Citigroup Capital Partners II 2006 Citigroup Investment, L.P.	2.15%
Citigroup Capital Partners II Employee Master Fund, L.P.	2.42%
Citigroup Capital Partners II Onshore, L.P.	1.09%
Citigroup Capital Partners II Cayman Holdings, L.P.	1.37%
Howard Hughes Medical Institute	6.98%
The Northwestern Mutual Life Insurance Company	5.31%
The Board of Trustees of the Leland Stanford Junior University	2.85%
Total	100.00%